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                                                                   Exhibit 10.15


                               EMPLOYMENT CONTRACT

         AGREEMENT made as of the 9th day of May 2002 between EAGLE FOOD CENTERS, INC., a Delaware corporation with principal offices presently located at Route 67 and Knoxville Road, Milan, Illinois 61264 (hereinafter referred to as the "Corporation"), and WARD DUNN, (hereinafter referred to as "Employee").

                              W I T N E S S E T H :
         WHEREAS, the Corporation desires that Employee shall be employed by the Corporation as its Vice President of Sales and Marketing and Employee is desirous of such employment, upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. The Corporation shall employ Employee, and Employee shall serve the Corporation, as its Vice President of Sales and Marketing, upon the terms and conditions hereinafter set forth.

         2. TERM. The employment of Employee by the Corporation hereunder shall commence as of the date hereof and, unless sooner terminated pursuant to Paragraphs 9 through 11 hereof, and shall continue for a period of two (2) years (the "Term).

         3. OFFICE; DUTIES; EXTENT OF SERVICES.

                  (a) During the Term, Employee shall serve as Vice President, Sales and Marketing, faithfully and to the best of his ability, under the direction and supervision of the Chief Executive Officer of the Corporation (the "CEO"). Employee shall transmit or shall cause to be transmitted necessary instructions and advice to all subordinate employees of the Corporation and all other proper persons.

                  b) Employee agrees that he shall devote his best efforts, energies and skills to the discharge of his duties and responsibilities hereunder. To this end, Employee agrees that he shall devote his full business time and attention to the business and affairs of the Corporation and he shall not, without the prior written approval of the CEO, directly or indirectly, engage or participate in, or become an officer or director of, or become employed by, or render advisory or other services in connection with, any other business enterprise.


         4. SALARY AND BONUS ARRANGEMENTS.

                  (a) During the Term, the Corporation shall pay to Employee a salary for his services at the rate of $190,000 per annum (the "Base Salary"), payable in accordance with the normal payroll practices and procedures of the Corporation. Annual salary adjustments (cost of living adjustments or otherwise) shall be in accordance with the terms and conditions of the Corporation's compensation plan. The Employee acknowledges that, upon reporting to work to commence his work duties, he received a signing bonus in the amount of $35,000.00. If Employee's employment hereunder is terminated within six (6) months after the date hereof by the Corporation for "cause" (as hereinafter defined), or if Employee abandons such employment, such $35,000.00 bonus payment shall be returned to the Corporation.


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                  (b) During the Term, Employee shall be eligible to receive bonus compensation at the end of each fiscal year of the Corporation in an amount to be determined by the Board of Directors in its sole discretion. The Corporation and Employee shall use reasonable efforts to agree on mutually acceptable performance targets for such bonus compensation. Bonus compensation shall be at a targeted rate of 40% of the Base Salary during any year of Employee's employment hereunder and may be up to 80% of the Base Salary. Payout of the bonus compensation shall be in accordance with the terms and conditions of the Corporation's compensation plan.

                  (c) In the event the Corporation shall terminate Employee's employment hereunder other than for "cause" pursuant to paragraph 11(a) herein, Employee shall receive payment in a lump sum equal to twelve (12) months of compensation based upon Employee's base salary upon the date of termination of his employment, regardless of term. Normal deductions and withholdings shall be deducted from such payment. In addition, Employee shall receive:

1) Continued health and dental insurance coverage at the same benefit levels as at the time of termination of employment, for a period of twelve (12) months or until Employee is gainfully employed by a new employer offering such benefits.
2)   Any accrued but unused vacation pay.
3) Professional outplacement services and assistance to provided and paid for by the Corporation up to the sum of $10,000.

         5. EXPENSES OTHER THAN RELOCATION EXPENSES. It is contemplated that, in connection with his employment hereunder, Employee may be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Corporation agrees to pay, or reimburse Employee for, all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties and responsibilities hereunder, upon submission by Employee to the CEO (or his designee or designees) of vouchers or expense statements satisfactorily evidencing such expenses and such expenses being approved by the CEO.

         6. RELOCATION AND RELOCATION EXPENSES.

         Employer agrees to pay reasonable relocation expenses for moving. Such expenses to be reimbursed after submission and approval by the CEO. If the Corporation changes the location of its Principal Office City during the Term, then concurrently with such change Employee agrees to move to a new residence within one hour commuting distance of such new Principal Office City. Such a concurrent move will be expensed in accordance with paragraphs 7(b), (c), and (d) herein.

         Employer will provide reimbursement of all usual and customary real estate fees and closing costs (up to 7%) associated with the sale of your primary residence if sold within one (1) year following the execution of this agreement. Reasonable costs do not include items such as fire and hazard insurance, real estate taxes or loan initiation fees or loan points. Eagle will pay reasonable closing costs on the purchase of a new residence when submitted with appropriate closing documents and approved by the CEO. Any relocation costs or real estate fees or costs paid pursuant to this agreement will be repaid to the Employer if Employee terminates employment within one
(1) year of the execution of this Agreement.

         Employer shall provide up to three (3) months of reasonable temporary living expenses beginning with the first date of employment with Employer.

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         7. EMPLOYEE BENEFITS; VACATIONS.

                 Employee shall be entitled to participate in any and all life insurance, medical insurance, disability insurance, directors' and officers' liability insurance and any other employee benefit plan or plans which may be generally made available during the Term to senior level executives of the Corporation to the extent that Employee qualifies under the eligibility provisions of any such plan or plans and as such plans may be amended. Employee shall be entitled to vacations (taken in segments), aggregating four (4) weeks in each twelve month period of the Term, in accordance with the Corporation's vacation policy, to be taken at times consistent with the effective discharge of Employee's duties.

         8. DEATH. In the event of the death of Employee during the Term, the salary to which Employee would be otherwise entitled pursuant to Paragraph 4(a) hereof shall continue to be paid through the end of the month in which death occurs to the last beneficiary designated by Employee by written notice to the Corporation, or, failing such designation, to his estate and such beneficiary or estate shall also be entitled to all accrued and unpaid bonus compensation owing to Employee under Paragraph 4(b). Employee shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the CEO, he may make other forms of designation of beneficiary or beneficiaries. Employee's designated beneficiary or beneficiaries or personal representative, as the case may be, shall accept the payments provided for in this Paragraph 10 in full discharge and release of the Corporation of and from any further obligations under this Agreement.

         9. TERMINATION.

                  Employee's employment hereunder may be terminated by the Corporation for "cause" at any time if Employee shall commit any of the following "Acts of Default":

                           (i) Employee shall have refused to perform any of his
obligations set forth herein in any material respect or Employee shall have taken any action which causes material harm to the Corporation or its operations, and Employee shall have failed to cure such failure or action within five (5) days after receiving written notice thereof from the CEO;
                           (ii) Employee shall have committed an act of fraud,
theft or dishonesty against, or shall breach fiduciary obligation to, the Corporation and/or any of its subsidiary companies; or
                           (iii) Employee shall be convicted of (or plead NOLO
CONTENDERE to) any felony or any misdemeanor (whether or not involving the Corporation and/or any of its subsidiary companies) involving moral turpitude or which might, in the opinion of the Board of Directors, cause embarrassment to the Corporation and/or any of its subsidiary companies.

In the event the Corporation elects to terminate the employment of Employee for "cause" pursuant to this Paragraph 11(a), the CEO shall send written notice to Employee terminating such employment and describing the action of Employee constituting the Act of Default, and thereupon the Corporation shall have no further obligations under this Agreement, with the exception of the obligation to pay Employee, promptly after such termination, any accrued or unpaid salary earned by Employee through and including the effective date of such termination and any accrued and unpaid bonus compensation owing to Employee pursuant to Paragraph 4(b) hereof, but Employee shall continue to have the obligations provided for in Paragraph 12 hereof. Nothing contained in this Paragraph 11 shall constitute a waiver or release by the Corporation of any rights or claims it may have against Employee for actions or omissions which may give rise to an event causing termination of this Agreement pursuant to this Paragraph 11(a).


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         10. RESTRICTIVE COVENANTS AND CONFIDENTIALITY INJUNCTIVE RELIEF.

                  (a) Employee agrees, as a condition to the performance by the Corporation of its obligations hereunder, particularly its obligations under Paragraph 4 hereof, that during the Term and during the further period of one
(1) year after the termination of such employment, for any reason, Employee shall not, without prior written approval of the CEO, directly or indirectly through any other individual or entity:

                           (i)      solicit, raid, entice or induce any
                                    individual or entity that presently is or at any time during the Term shall be, or who has indicated an interest in becoming, a supplier of the Corporation, and/or any of its subsidiary companies, to become a supplier of any other individual or entity, and Employee shall not approach any such individual or entity for such purpose or authorize or knowingly approve the taking of such actions by any other individual or entity; or

                           (ii)     solicit, raid, entice or induce an
                                    individual who presently is or at any time during the Term shall be an employee of or consultant to the Corporation and/or any of its subsidiary companies, to leave such employment or consulting position or positions or to become employed by or become a consultant to any other individual or entity, and Employee shall not approach any such employee or consultant for such purpose or authorize or knowingly approve the taking of such actions by any other individual or entity.

                  (b) Recognizing and acknowledging that confidential information may exist, from time to time, with respect to the business and/or activities of the Corporation and/or its subsidiary companies, and that the knowledge, information and relationships with suppliers and agents, including, but not limited to, supplier lists and/or other such lists, and that the knowledge of the Corporation's and/or its subsidiary companies' business methods, systems, plans and policies and other confidential information which he has heretofore and shall hereafter establish, receive or obtain as an employee of the Corporation and/or its subsidiary companies or otherwise, are valuable and unique assets of the respective businesses of the Corporation and its subsidiary companies, Employee agrees that during and at all times after the Term he shall not (otherwise than pursuant to his duties hereunder), without the prior written approval of the CEO, disclose any such knowledge or information pertaining to the Corporation and/or any of its subsidiary companies, their business, activities, personnel or policies, to any individual or entity, for any reason or purpose whatsoever, or use for his own benefit or for the benefit of any other individual or entity, any such knowledge or information. The provisions of this Paragraph 12(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Employee's breach of his obligations hereunder), information which is or shall become available in trade or other publications and information which Employee is required to disclose by order of, or subpoena issued by, a court of competent jurisdiction or other governmental authority (but only to the extent specifically ordered by such court or other governmental authority); provided, however, that promptly upon receipt of such subpoena or order requiring disclosure Employee shall give the Corporation written notice of the circumstances under which Employee is so required to make disclosure of such information, as well as the intended disclosure of such information, so that the Corporation has the opportunity to seek a protective order or follow such other course or courses of action as the Corporation, in its sole discretion, may deem appropriate.

                  (c) The provisions of this Paragraph 12 shall survive the termination of Employee's employment hereunder, irrespective of the reason thereof.


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                  (d) Employee recognizes and acknowledges that the
services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information vital to the Corporation's and/or it subsidiary companies' businesses. By reason of this, Employee consents and agrees that if he violates any of the provisions of this Agreement with respect to diversion of the Corporation's and/or its subsidiary companies' suppliers or employees, or confidentiality, the Corporation and its subsidiary companies would sustain irreparable harm, and, therefore, in addition to any other remedies which the Corporation may have under this Agreement or otherwise, the Corporation and/or its subsidiary companies shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from committing or continuing any such violation or violations of this Agreement, and Employee shall not object to any such application or applications made in good faith. Nothing in this Agreement shall be construed as prohibiting the Corporation and/or its subsidiary companies from pursuing any other remedy or remedies, including, without limitation, recovery of damages.

         11. TRANSACTIONS OFFERED TO THE CORPORATION; PROPRIETARY MATERIALS. During the term of his employment hereunder, Employee agrees to bring to the attention of the CEO, all proposals, business opportunities or investments of whatever nature, in areas in which the Corporation and/or any of its subsidiary companies is active or may be interested in becoming active, which are created or devised by Employee or come to the attention of Employee and which might reasonably be expected to be of interest to the Corporation and/or any of its subsidiary companies. Without limiting the generality of the foregoing, Employee acknowledges and agrees that memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the term of this Agreement concerning the business and/or activities of the Corporation and/or any of its subsidiary companies shall be the Corporation's property and shall be delivered by Employee to the CEO upon termination of this Agreement or at any other time at the request of the CEO.

         12. DEDUCTIONS AND WITHHOLDING. Employee agrees that the Corporation shall withhold from any and all payments paid or payable to Employee, or on Employee's behalf, pursuant to this Agreement, an amount equal to any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by the Corporation in respect of such payments. In connection with the exercise of the Option, the Corporation may require the Employee to reimburse the Corporation for any such withholding tax liability in respect of the issuance of shares upon such exercise. In lieu thereof, the Corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from the exercise of any such option. The Corporation may, in its discretion, hold the stock certificate to which Employee is entitled upon exercise of the Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated. In addition, the Corporation shall be authorized, without the prior written consent of Employee, to effect any such withholding upon exercise of the Option by retention of shares issuable upon such exercise having a fair market value at the date of exercise which is equal to the amount to be withheld; provided, however, that the Corporation shall not be authorized to effect such withholding without the prior written consent of Employee if such withholding would subject Employee to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         13. PRIOR AGREEMENTS. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of Employee by the Corporation.


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         14. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

                  (a) Employee (x) represents and warrants to the Corporation that (i) he is not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede him from performing his duties and responsibilities hereunder, and that he is free to enter into and perform the terms and provisions of this Agreement, (ii) he does not have any impairment which would interfere with his ability to perform the essential functions of his job, and (iii) Common Stock purchased or acquired hereunder will be purchased or acquired for his own account, for investment only and not with a view to the resale or distribution thereof in violation of any federal or state securities laws, and (y) agrees that any subsequent resale or distribution of any such Common Stock shall be made only pursuant to either (A) an effective registration statement under the Securities Act of 1933, as amended, covering such Common Stock and under applicable state securities laws or (B) specific exemptions from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws. In the event that Employee exercises the Option, in connection therewith Employee shall deliver to the Corporation a written statement to the effect set forth in clauses (x) (iii) and (y) above.

                  (b) This Agreement has been duly authorized by all necessary corporate action on the part of the Corporation and has been duly executed and delivered on behalf and in the name of the Corporation by the CEO.

         15. EFFECTIVENESS. This Agreement shall become effective when, and only when, the Corporation shall have received this Agreement signed by the Corporation and Employee.

         16. WAIVER. Waiver by either party hereto of any breach or default by the other party of any of the terms and provisions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

         17. NOTICES. All notices required to be given under this Agreement shall be in writing and sent by registered mail or certified mail, postage prepaid, return receipt requested. Such notices shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail addressed to the party or parties.

                  Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner above stated.

         18. ASSIGNABILITY AND BINDING EFFECT. This Agreement shall inure the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The obligations of Employee may not be delegated and, except as expressly provided in Paragraph 9 above relating to the designation of beneficiaries, Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, without the prior written consent of the Corporation, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect. This Agreement may be assigned by the Corporation, in its sole discretion, to any one or more of its subsidiary companies or to another individual or entity in connection with the merger or consolidation of the Corporation with another corporation, partnership or other business enterprise or the sale of all or substantially all of the assets and business of the Corporation to another individual or entity.


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         19. COMPLETE UNDERSTANDING; AMENDMENTS, ETC. This Agreement constitutes the complete understanding and entire agreement between the parties hereto with respect to the employment of Employee hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated (other than in accordance with the provisions hereof) except by written instrument signed by the party against whom enforcement may be sought.

         20. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

         21. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not limit, define or affect in any way the meaning or interpretation of this Agreement or any portion or portions thereof.

         22. SEPARABILITY. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

         23. ATTORNEYS' FEES. Each party hereto agrees that if the other party shall prevail in any action or proceeding arising hereunder or in connection herewith, such other party shall be entitled to reimbursement of reasonable attorneys' fees and disbursements related to such action or proceeding.

         24. This Employment Contract supercedes the Employment Offer letter between the parties hereto dated February 16, 2002.


                  IN WITNESS WHEREOF, the parties hereto have entered in to this Agreement and duly set their hands on the day and year first above written.

EAGLE FOOD CENTERS, INC.

By: /s/   Robert J. Kelly                  /s/  Ward Dunn
---------------------------------          ------------------------------------
Robert J. Kelly                                   Ward Dunn
Chief Executive Officer
Chairman of the Board


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